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                                                                    EXHIBIT 23-1

CONSENT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS
CKE RESTAURANTS, INC. AND SUBSIDIARIES:

We consent to incorporation by reference in the Registration Statements (Nos. 333-83621, 333-83601, 333-76377, 333-51103, 333-52633, 333-62421, 33-56313,
33-55337, 333-12399, 33-53089-01, 2-86142-01, 33-31190-01 and 333-12401) of CKE
Restaurants, Inc. and Subsidiaries of our report dated April 4, 2000, except as to the eighth paragraph of Note 9 which is as of April 26, 2000, relating to the consolidated balance sheets of CKE Restaurants, Inc. and Subsidiaries as of January 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended January 31, 2000, which report appears in the January 31, 2000 Annual Report on Form 10-K of CKE Restaurants, Inc. and Subsidiaries.

KPMG LLP

Orange County, California
April 28, 2000